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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference, in the Registration Statement on Form S-8 pertaining to the Spieker Properties, L.P. Retirement Savings Plan (the "Plan") for the registration of interests to be offered or sold pursuant to the Plan and 100,000 shares of $.0001 par value Common Stock of Spieker Properties, Inc. which may be acquired by the Plan for its participants, of our report dated January 25, 1996, with respect to the financial statements and schedules of Spieker Properties, Inc. included in its Annual Reports on Forms 10-K and 10-K/A for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                           /s/  Arthur Andersen LLP

San Francisco, California
September 30, 1996